Exhibit 10.1

Consulting Agreement

This Consulting Agreement (this “Agreement”) is entered into and effective as of January 28, 2026 (the “Effective Date”), by and between Dr. Jay Birnbaum, an individual (“Consultant”), and Sonoma Pharmaceuticals, Inc., a Delaware corporation whose principal address is 5445 Conestoga Court, Suite 150, Boulder, Colorado 80301 (“Sonoma”). Consultant and Sonoma may be referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, Sonoma desires for Consultant to provide certain services as further detailed in the Statement of Work attached hereto as Exhibit A (collectively, the “Services”);

WHEREAS, Consultant desires to provide such Services to Sonoma;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Term and Termination. This Agreement shall commence on the Effective Date and remain in full force and effect for a period of one (1) year from the Effective Date (the “Term”). Either Party may terminate this Agreement for cause if the other Party is not performing its obligations in accordance with the terms of this Agreement, and provides written notice to the other Party of such non-performance. The Party receiving such written notice will have fifteen (15) days from the date of notice receipt to correct the situation. If the situation is not corrected to the satisfaction of the other Party, the Agreement can be terminated immediately upon written notice. Upon termination of this Agreement, Consultant will immediately cease performing any Services, and Sonoma will pay Consultant a prorated amount for days of Services provided and expenses incurred through the date of termination.

2. Services. Consultant agrees to perform the Services to the best of his ability, at a level consistent with persons having a similar level of education, experience and expertise, and in accordance with generally established professional standards.

3. Compensation.

(a)	As compensation for the Services, Sonoma shall grant Consultant Restricted Stock Units (RSUs) representing 5,000 shares of Sonoma’s Common Stock on the second business day following the end of each fiscal quarter during the Term, for an aggregate of 20,000 shares. All RSUs will vest on the second business day after Sonoma files its Annual Report on Form 10-K for the year ended March 31, 2027, or upon change of control or as otherwise provided in the applicable award agreement. Sonoma shall reimburse Consultant for reasonable out-of-pocket expenses incurred in connection with the requested Services.

(b)	For the Term of this Agreement, and subject to Consultant’s compliance with its terms, all outstanding equity awards granted to Consultant by Sonoma will continue to vest in accordance with their terms, subject to the provisions of Sonoma’s equity incentive plans.

4.        Confidential Information.

(a)	Treatment of Confidential Information. Consultant acknowledges and agrees that information furnished by Sonoma to Consultant under this Agreement may include Confidential Information, as defined below. Consultant agrees to hold Sonoma’s Confidential Information in confidence and to take all reasonable precautions to protect such Confidential Information and to not disclose any such Confidential Information or any information derived therefrom to any third party.

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“Confidential Information” shall include all information relating to Sonoma’s business, including without limitation, financial information or results, projections, business plans, business operations, forecasts, products, clients, vendors and service providers, any contractual or financial arrangements entered into or contemplated, budgets, computer programs, computer code, modules, scripts, algorithms, features and modes of operation, inventions (whether or not patentable), techniques, processes, methodologies, schematics, testing procedures, software design and architecture, design and function specifications, analysis and performance information, user documentation, internal documentation and the features, mode of operation and other details of its products and services, methods of manufacturing, sources of raw materials, as well as know-how, ideas, and technical, business, financial, marketing, customer and product development plans, forecasts, strategies and other information, and all physical embodiments or repositories of the foregoing.

(b)	Return of Confidential Information. Immediately upon termination of this Agreement, Consultant will, at Sonoma’s request, turn over to Sonoma or destroy all Confidential Information and all documents or media containing any such Confidential Information, and any and all copies or extracts thereof.

(c)	Remedies; Equitable Relief. Consultant acknowledges and agrees that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may result in irreparable harm to Sonoma, and therefore, that upon any such breach or any threat thereof, Sonoma shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by Consultant from any damages and expenses (including reasonable and documented attorney’s fees), in connection with any breach or enforcement of Consultant’s obligations hereunder or the unauthorized use or release of any such Confidential Information. Consultant will notify Sonoma in writing immediately upon the occurrence of any such unauthorized release or other breach. Any breach of this section will constitute a material breach of this Agreement.

(d)	No Warranty. Sonoma is not making any representation or warranty, express or implied, as to the accuracy and completeness of any Confidential Information nor shall Sonoma have any liability to Consultant or to any other person resulting from Consultant’s use of the Confidential Information.

5. Ownership of Materials.

(a)	Consultant agrees that all materials, reports and other data or materials generated or developed by Consultant under this Agreement or furnished by Sonoma to Consultant (the “Materials”) shall be and remain the property of Sonoma. Consultant specifically agrees that all copyrightable Material generated or developed under this Agreement shall be considered works made for hire and that such material shall, upon creation, be owned by Sonoma. To the extent that any such Material, under applicable law, may not be considered works made for hire, Consultant hereby assigns to Sonoma the ownership of copyright in such Materials, without the necessity of any further consideration, and Sonoma shall be entitled to obtain and hold in its own name all copyrights in respect of such Materials.

(b)	If and to the extent Consultant may, under applicable law, be entitled to claim any ownership interest in the Materials, reports and other data or materials generated or developed by Consultant under this Agreement, Consultant hereby transfers, grants, conveys, assigns and relinquishes exclusively to Sonoma all of Consultant's right, title and interest in and to such Materials, under patent, copyright, trade, secret and trademark law, in perpetuity or for the longest period otherwise permitted by law.

(c)	Consultant shall perform any acts that may be deemed necessary or desirable by Sonoma to evidence more fully transfer of ownership of all Materials designated under this Section 5 to Sonoma to the fullest extent possible, including but not limited to the making of further written assignments in a form determined by Sonoma.

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(d)	To the extent that any preexisting rights are embodied or reflected in the Materials, Consultant hereby grants to Sonoma the irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license to (1) use, execute, reproduce, display, perform, distribute copies of, and prepare derivative works based upon such preexisting rights and any derivate works thereof and (2) authorize others to do any or all of the foregoing.

(e)	Consultant hereby represents and warrants that it has full right and authority to perform its obligations and grant the rights and licenses herein granted and that it has neither assigned nor otherwise entered into an agreement by which it purports to assign or transfer any right, title, or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement. Consultant covenants and agrees that it shall not enter into any such agreements.

(f)	Consultant shall provide to Sonoma any passwords created while performing the Services under this Agreement.

6. Securities Laws. Consultant represents that it is aware of the restrictions imposed by the applicable federal and state securities laws on the purchase or sale of securities by any person who has received material, non-public information regarding a company with publicly traded securities, as well as the restrictions making it unlawful to communicate such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell securities in reliance upon such information.

7. Independent Contractor. The Parties acknowledge and agree that Consultant shall be an independent contractor. Nothing in this Agreement shall be construed to create a joint venture or employment relationship between the parties. Consultant shall have no right to any benefits that Sonoma grants to its employees and shall have no authority to contract for or bind Sonoma in any manner.

9. Miscellaneous.

(a)	Limitation of Liability. Except as otherwise provided in this Agreement, in no event shall either Party seek or be liable for punitive, exemplary, enhanced, or trebled damages, arising from this Agreement whether such damages are claimed for breach of contract, negligence, or any tort claim.

(b)	Severability. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and the remainder of this Agreement shall remain in full force and effect.

(c)	Assignment. This Agreement may not be assigned by either Party without the prior written approval of the other Party.

(d)	Notices. Any notice given under this Agreement is deemed to have been given if deposited in the United States mail, certified postage pre-paid, (or via Fed-Ex) addressed to either party at the locations given above, or any other addresses as hereafter provided by either party.

(e)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Colorado, without application of principles of conflicts of laws.

(f)	Waiver. No waiver of any breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision, or of any subsequent breach or default.

(g)	Amendments. This Agreement reflects the exclusive and entire understanding of the parties and supersedes any prior agreement between the parties relative to the subject matter hereof, and may not be modified except by another written agreement, signed with the same formality as this Agreement.

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(h)	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters covered by it, and supersedes any prior understanding or agreements, oral or written, with respect thereto.

(i)	Further Assurances. The Parties shall cooperate fully with each other and execute such other instruments, documents, and agreements, and shall give such further written assurances, as may be reasonably requested to give effect to the intent and purpose of this Agreement.

(j)	No Third-Party Beneficiaries. Nothing in this Agreement creates any third-party rights or remedies other than to the Parties’ permitted successors and assigns.

(k)	Counterparts and Electronic Signatures. This Agreement may be executed in counterparts and by email or other electronic means, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered as of the Effective Date.

CONSULTANT

    /s/Jay Birnbaum

Dr. Jay Birnbaum

SONOMA PHARMACEUTICALS, INC.

By:    /s/Amy Trombly

              Amy Trombly

              Chief Executive Officer

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Exhibit A

Statement of Work

Consultant will be responsible for providing strategic advice and consulting as requested by the Company in any area of Consultant’s expertise.

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